SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                 Date of Earliest Event Reported: March 26, 2001

                            WORLDWIDE PETROMOLY, INC.
             (Exact name of registrant as specified in its charter)

Colorado                           000-24682                 84-1125214
(State  or  other  jurisdiction    (Commission File Number)  (IRS Employer
of incorporation or organization)                            Identification No.)

                       1300 Post Oak Boulevard, Suite 1985
                              Houston, Texas 77056
          (Address of principal executive offices, including zip code)

                                 (713) 892-5823
              (Registrant's telephone number, including area code)

Item  5.          Other  Events.

     On  March  26,  2001,  we entered into an Agreement and Plan of Merger (the
"Merger Agreement") with Petro Merger, Inc., a Georgia corporation, and our wholly owned subsidiary ("Petro Merger"), Gilbert Gertner, our Chairman of the Board, Small Town Radio, Inc., a Georgia corporation ("STR"), and certain of the Shareholders of STR. STR is a recently formed company based in Atlanta, Georgia, which intends to acquire, integrate and operate a number of radio stations, primarily in smaller, non-rated markets in the Southeast. Non-rated markets are markets in which the audience size is not measured by a national rating service. A press release announcing the signing of the Merger Agreement was released on March 26, 2001. A copy of the press release is attached as an exhibit hereto.

     The Merger Agreement was approved by the Board of Directors, subject to certain conditions, including the receipt of not less than $4,000,000 in cash at closing, which we will use after the closing to undertake our new business plan, a fairness opinion being received by the Board of Directors as to the fairness to our shareholders from a financial point of view, and other standard closing conditions for an acquisition of this size and nature. If the transactions contemplated by the Merger Agreement have not become effective and the closing has not occurred by April 30, 2001, then the Merger Agreement and all related ancillary agreements shall terminate. The Merger Agreement was the result of good faith arms-length negotiations between the parties. Although the parties intend to continue in good faith to complete the merger, certain of the conditions are outside of the parties' control, and no assurance can be given that all of the conditions will be met or waived and that the merger will actually close.

     The Merger Agreement contemplates the merger (the "Merger") of Petro Merger with and into STR, a private company, pursuant to which we will issue
112,467,860 new shares of our common stock in exchange for all STR common stock. Additionally, in conjunction with certain financing being obtained by STR, we will issue up to 33,333,333 shares of preferred stock, convertible on a one-to-one basis into our common stock. In association with this financing, the placement agent will receive a warrant for 1,000,000 shares of STR common stock, which will be issued at an anticipated per share exercise price of 100% of the average closing price of our common stock for the thirty day period prior to the close of the financing, and which will convert into a warrant for 1,000,000 shares of our common stock upon the closing of the Merger.

     If the Merger Agreement is consummated, the holders of STR common and preferred stock will own approximately 75% of our shares outstanding upon completion of the Merger.

     Subsequent to the completion of the Merger, we intend to undertake several actions to position ourselves for our new business. These actions contemplate a series of transactions, including the full settlement of approximately $1.5 million owed under an unsecured lending arrangement to Mr. Gilbert Gertner, who is currently our Chairman of the Board of Directors and largest individual shareholder. To achieve this settlement, we intend to transfer all of the stock of Worldwide Petromoly Corporation ("WPC"), our operating subsidiary, along with all of our liabilities immediately prior to the Merger (including Mr. Gertner's indebtedness), to Mr. Gertner, and to issue to him additional shares of common stock. In conjunction with the transfer of WPC, and for the benefit of our shareholders, Mr. Gertner has agreed to pay us a percentage of any profits generated by the sale of WPC's assets, in the event of a sale, or a percentage of the net profits from its continuing business operations, should there be any, for a period of eighteen months following the completion of the Merger. Upon completion of the Merger and the subsequent transactions, Mr. Gertner will be the beneficial owner of approximately 13.3% of our fully diluted shares outstanding.

     Other actions we expect to undertake include a reverse split of our capital stock, which would reduce the aggregate number of shares outstanding. We also anticipate changing our name to "Small Town Radio, Inc." To accomplish these changes, we expect to call a shareholders' meeting within 45 days of completion of the Merger.

     Following the Merger, our Board of Directors will consist of five (5) persons, including two (2) of our current directors and three (3) persons designated by STR.




Item  7.     Financial  Statements  and  Exhibits

             (a)     Financial  Statements:

                            None.

             (b)     Exhibits:

                            2.1     Agreement  and  Plan  of  Merger

                            99.1    Press  Release

SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           WORLDWIDE  PETROMOLY,  INC.



Date:  March 27, 2001                      By:  /s/  Lance Rosmarin
                                                -------------------------------
                                                Lance Rosmarin, President